SNOW BECKER KRAUSS P.C.
                                605 Third Avenue
                          New York, New York 10158-0125
                            Telephone: (212) 687-3860
                           Telecopier: (212) 949-7052

                                                                October 8, 2002

Securities and Exchange Commission
450 Fifth Street, NW
Washington, District of Columbia   20549

                     Re:       Walker Financial Corporation
                               Registration Statement on Form S-8


Dear Sirs and Madams:

     We have acted as counsel for Walker Financial Corporation (formerly, Walker International Industries, Inc.), a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 20,000 shares (each, a "Share") of the common stock, par value $.10 per share (the "Common Stock"), of the Company. In this regard, we have participated in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") relating to the 20,000 Shares.

     In connection with our participation in the preparation of the Registration Statement, we have examined (a) the Certificate of Incorporation and Bylaws of the Company, each as amended to the date of this letter, (b) the resolutions adopted by the Company's Board of Directors and stockholders, (c) the Consulting Services Agreement, dated September 10, 2002, between the Company and John C. Flanders, Jr., pursuant to which the 20,000 Shares are to be issued, (d) the other exhibits to the Registration Statement, (e) the draft Section 10(a) prospectus with respect to the 20,000 Shares and (f) such other records, documents, statutes and decisions as we have deemed relevant in rendering the opinion expressed below. In making such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the conformity to authentic original documents of documents submitted to us as certified or photostatic copies, the validity of the origin and sender of all e-mail, facsimile and other correspondence and the adequacy of the consideration tendered to the Company in exchange for the issuance of the 20,000 Shares.

     Based upon the foregoing, we are of the opinion that:

     (a) the 20,000 Shares being offered for sale pursuant to the Registration Statement have been duly and validly authorized for issuance; and



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SNOW BECKER KRAUSS P.C.

Securities and Exchange Commission
October 8, 2002
Page - 2 -


     (b) when issued as contemplated by the Registration Statement, the 20,000 Shares will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit or concede that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission promulgated under the Act. This firm owns an aggregate of 11,000 shares of Common Stock and the chairman of our board of directors owns an additional 2,151 shares of Common Stock.


                                                      Very truly yours,

                                                      Snow Becker Krauss P.C.

                                                      /s/ Charles Snow
                                                      ----------------------
                                                      Charles Snow, Esq.

KSB:dim